                                                                   EXHIBIT 12(B)

                         JOSEPH E. SEAGRAM & SONS, INC.
                            AND SUBSIDIARY COMPANIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
         (UNITED STATES DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                         FIVE-MONTH       FISCAL
                                                         TRANSITION        YEARS        NINE MONTHS
                                    FISCAL YEARS        PERIOD ENDED       ENDED           ENDED
                                  ENDED JANUARY 31,       JUNE 30,       JUNE 30,        MARCH 31,
                                ---------------------   ------------   -------------   -------------
                                1994    1995    1996        1996       1997    1998    1998    1999
                                -----   -----   -----   ------------   -----   -----   -----   -----
Income (loss) from continuing
  operations, before tax......  $ 169   $ 172   $  82      $ (37)      $ 122   $  17   $  41   $  19
Add (deduct):
Dividends from equity
  companies...................      1       1       3         --           1       2       1       1
Fixed charges.................    165     183     165         70         172     182     122     226
Interest capitalized, net of
  amortization................     --      (1)     --         --          (1)     --      --      --
                                -----   -----   -----      -----       -----   -----   -----   -----
Earnings available for fixed
  charges.....................  $ 335   $ 355   $ 250      $  33       $ 294   $ 201   $ 164   $ 246
                                -----   -----   -----      -----       -----   -----   -----   -----
Fixed charges:
Interest......................    146     163     145         65         159     170     113     217
Portion of rent expense deemed
  to represent interest
  factor......................     19      20      20          5          13      12       9       9
                                -----   -----   -----      -----       -----   -----   -----   -----
Fixed charges.................    165     183     165         70         172     182     122     226
                                =====   =====   =====      =====       =====   =====   =====   =====
Ratio of earnings to fixed
  charges.....................   2.03    1.94    1.52           (a)     1.71    1.10    1.34    1.09
                                =====   =====   =====      =====       =====   =====   =====   =====

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(a) Fixed charges exceed earnings by $37 million for the transition period.